Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of September 15, 2009 is entered into by and between Network Cadence, Inc United States (herein referred to as the "Company") and Capital Group Communications, Inc., a California corporation with principal address at 80 Liberty Ship Way Suite 7, Sausalito CA 94965 (herein referred to as the "Consultant"). As used in this Agreement, the lerm. "Parties," shall refer to the Company and Consultant jointly.

WHEREAS:

A.	The Company seeks to engage the services of Consultant to assist the Company in its efforts to gain greater recognition and awareness among relevant investors in the public capital markets.

B.	The Company is familiar with Consultant and Consultant's skills and expertise.

C.
The Parties acknowledge and agree that Consultant has completed a preliminary review and evaluation of the Company and the challenges facing the Company in the investor relations marketplace and the Company and Consultant have had discussions regarding these and oilier matters relating to the Company's investor relations objectives.

D.	Consultant is willing to assist the Company to better develop investor recognition and awareness in the public capital markets.

E.
Subject to the terms and conditions of this Agreement, the Company hereby engages the services of Consultant to represent the Company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals and to consult with management concerning such Company activities.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00  Commencement and Term of Consulting Services from Consultant. The Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and Consultant hereby agrees to provide certain consulting services to the Company as described in Section 2.00 of this Agreement from the date at which a copy of this Agreement is executed and delivered to Consultant with the Fees (defined in Section 4.00 of this Agreement) (the "Term") and until Twelve (12) months following the date that Network Cadence becomes a tradable stock.

2.00  Duties of Consultant. Including amendment A of this Agreement. Consultant agrees that it shall provide the following specified consulting services on a best efforts basis:

2.01	Present the company to Consultant's online network of Brokers, Analyst and Institutions

2.02	Finalize the preliminary evaluation and assessment prepared by Consultant in evaluating and assessing the challenges facing the Company in communicating with the investor marketplace.

2.03
Consult and assist the Company, as appropriate, in: (I.) developing and implementing plans and means for presenting the Company and its business plans, strategy and personnel to the financial community (using Consultant's database of licensed brokers, analyst, institutions and fund managers); and (2) establishing an image for the Company in the financial community through an extensive grass roots marketing program.

2.04
Maintain target investor awareness of the Company's plans, strategy and personnel, as they may evolve during the Term, and ensure appropriate information regarding such plans, strategy and personnel to Consultant's designated subscribers.

2.05	Provide assistance to the Company with respect to its shareholder relations.

2.06
At the Company's request and subject to the Company's securing its own rights to the use of its names, marks, and logos, Consultant shall assist the Company in the use of its corporate symbols, logos, and names to enhance the presentation of said symbols, logos and names, and other matters relating to the Company's corporate image.

2.07
Upon the Company's direction and approval. Consultant shall disseminate information regarding the Company to Consultant's online newsgroups and its members and provide re-direction from yalioo.com finance, investment community professionals and the general investing public.

2.08
At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof.

2.09	Prepare and distribute Company promotional video to educate prospective investors and stimulate demand for the stock.

2.10	Upon companies request, provide monthly activity reports with quantitative mctrics on actions taken (eg: traders contacted, viral marketing actions)

2.11	Upon companies request, provide monthly activity report with qualitative actions taken (eg: calls to outside partners, meetings with investment groups)

3.00
Allocation of Time and Energies. The Consultant hereby agrees to use its best efforts to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of die Company in connection with the conduct of the Company's financial, public relations and communications activities, subject to compliance with applicable state and federal securities laws and regulations.

3.01
The Panics acknowledge and agree that the services provided by Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. The services to be provided by Consultant shall not be measured by the number of hours devoted by Consultant's staff on a per day basis and Consultant and the Company agree thai Consultant shall perform the duties set forth in Section 2.00 of this Agreement in a diligent and professional manner. The Parties acknowledge and agree that a disproportionately large amount of tire effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company arc expected to occur within or shortly after the first two (2) months from the commencement of the Term of this Agreement. It is expressly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common slock.

3.02
The Parties acknowledge and agree that the services to be performed under this Agreement are to be performed by Consultant and not by any individual staff member of Consultant. At all times hereunder, the death, disability, or incapacity of any member of Consultant's staff shall not be deemed a breach of this Agreement.

4.00
Compensation to Consultant for Consulting Services. In consideration for the consulting services rendered to the Company as described in Section 2.00 of this Agreement, together with other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby agrees to pay Consultant the following consulting fees (the "Fees"):

4.01
Issue and deliver to Consultant, at Consultant's address stated on the first page of this Agreement, one (1) or more stock certificates (the "Certificates") representing 3% of the Company's outstanding Common Stock (the "Stock Fee"). Each Certificate shall bear a restricted securities legend in accordance with the Securities Act of 1933. These Stock Commencement Fees shall be for all purposes non-refundable in every respect, In the event that the Company later elects to terminate this Agreement at any time following the commencement of the Term, the Stock Fee shall not be refunded and no amount or portion of either shall be dnc or returned to the Company. In addition, the Company's Corporate Secretary shall execute and deliver the Certificate of Corporate Secretary (attached hereto as Exhibit B) with a manually executed copy of this Agreement.

4.02	Deliver a true and accurate photocopy of the Board of Directors' resolution duly adopted by the Company's Board of Directors authorizing the issuance of the Shares in accordance with this Agreement.

4.03	Deliver a true and accurate photocopy of the Board of Directors* resolution^) duly adopted by the Company's Board of Directors authorizing and approving this Agreement.

4.04
If requested at the time that the Slock Fee is or will he paid. Consultant agrees to execute an investment questionnaire and an investment agreement as is customary fur the issuance of the Shares in transactions similar to the transactions contemplated by this Agreement and the said investment agreement shall not be held or interpreted so as to contradict or contravene this Agreement or the obligations recited herein in any way.

4.05
The Parties hereto acknowledge and agree that Consultant has foregone significant alternative opportunities in entering into this Agreement and assuming the obligations set forth in Section 2.00 of this Agreement. The Company further acknowledges and agrees that it derives substantial benefit from the execution of this Agreement and the ability to announce its relationship witli Consultant.

4.06
The shares of the Common Stock issued as a Stock Fee shall constitute payment for Consultant's agreement to consult to the Company and are a non-refundable, non-apportion able, and non-ratable retainer and the Stock Fee are not and shall not be construed as a prepayment for future services. In die event that the Company terminates this Agreement prior to the completion of the Term of this Agreement, for any reason whatsoever, it is agreed and understood that the Stock Fee shall not be refundable or returned to the Company.

4.07
Nothing herein shall limit the right of CGC to transfer the shares received as consideration hereunder to its employees pursuant to and according to the terms and conditions of their respective employment agreements.

5.00	Representations of Each of the Parties.

5.01
Representations of Consultant. Consultant acknowledges that the shares of Common Stock to be issued to Consultant as the Stock Fee pursuant to this Agreement have not been registered under the Securities Act of 1933 (the "1933 Act"), and accordingly are "restricted securities" within the meaning of Rule 144 of the 1933 Act. Further, Consultant agrees that in connection with the acquisition of Shares hereunder, the Consultant represents and warranls to the Company, to the best of its/his knowledge, as follows: (I) Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized offieei-s or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultant lias requested: (2) Consultant has had experience in investments in restricted and publicly traded securities: and (3) Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and of the investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (0 (2) of the California Corporate Securities Law of 1%8. as amended. In addition, Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

5.02
Representations of the Company RE: General. The Company represents that: (1) it has the requisite authority and power to enter into this Agreement: (2) this Agreement and the obligations recited hereunder have been approved by the Company's Board of Directors; (3) the shares of the Company's Common Stock issued to Consultant arc free from the claims and interests of any third party; and (4) the Stock Fee are non-refundable and any termination or attempted cancellation of this Agreement shall not give the Company or any other person the right to receive the refund or return of either or both of said fees.

5.03
Representations of the Company RE: Valuation of the Shares. The Company represents that: (1) the shares issued to Consultant in payment of the Stock Fee are restricted securities; (2) the Stock Fee has been and for all purposes will be valued at no more than the amount set forth in Exhibit B attached to and incorporated by reference herein; (3) the value accorded the shares issued to Consultant in payment of the Stock Fee is not inconsistent with any values accorded shares of the Company's Common Stock issued in similar amounts within a reasonable time period prior to or contemporaneous with the payment of the Stock Fee to Consultant.

6.00
Additional Representations of the Company. In addition, the Company represents that Company, and not Consultant, is responsible to perform any and all due diligence on such lender, equity purchaser or acquisition candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition. However. Consultant shall undertake its best efforts to avoid the introduction of any third party which is known to Con sultant to have had a prior reputation or history of questionable, unethical, or illicit activities.

7.00
Assignment of Agreement & Assignment of Rights and Obligations. Consultant's services under this contract are offered to Company only and may not be assigned by the Company without the written consent of Consultant, which not be unreasonably withheld, in the event of a Change in Control, where a Change in Control is defined as any one person or persons acting as a "group" (as that term is defined in Treasury Regulations § 1.409A-3(i)(5)(v)(B)) (a) acquires ownership of the stock of the Company, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or of any corporation that owns at least fifty percent (50%) of the total fair market value and. total voting power of Company, or (h) acquires a portion of the Company's assets during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a total fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. In the event of said Change in Control, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Company shall assure that in the event of any Change in Control that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all eompensa- lion herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein, and to Shareholders.

8.00
Obligation for Expenses. Consultant agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement,

9.00
Indemnification of Consultant and Consultant's Employees and Agents by the Company. The Company hereby agrees to indemnify and hold Consultant and Consultant's employees and agents (the 'indemnified Parties") harmless against (i) any and all liabilities, obligations, losses, damages, claims, actions, asserted against any one or more of the Indemnified Parties, based upon, resulting from or arising out of any misstatement or omission of material fact contained in one or more of the statements, representations, press releases, announcements, reports, or filings made or prepared by the Company or its agents and (li) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by live Indemnified Parlies in enforcing their rights pursuant to this Section 9.00). No demand or claim for indemnification under this Section 9,00 may be made after 1 1:59 p.m.. California time, on the date six (6) years following the last date at which services were rendered to the Company under this Agreement or any extension thereof.

9.01
Obligation for Compliance with Seeurities Laws. The Parties agree that the Company shall assume and remain at all times responsible for all information, statements. and documents released or provided to Consultant and lor compliance with Regulation FD or any other provisions of the Securities Exchange Act of 1934 (the "1934 Act Obligations").

10.00	Miscellaneous provisions.

10.01	Further Assurance. Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

10.02
Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the Parties to this Agreement.

10.03
Independent Counsel. Each of the Parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

10.04
Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parlies, whether written or unwritten. Each of the Parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

10.05
Attorneys Fees. In the event of a dispute between (he parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other Parties to the dispute.

10.06
Interpretation & Right to Specific Performance. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular: and the masculine gender shall include the feminine and neuter genders. In the event that cither party to this Agreement commits a breach of its obligations under this Agreement, the other party shall be entitled to specific performance in addition to any other remedies to which they may be entitled.

10.07
Captions & Exhibits. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation. Exhibits A and B are attached hereto and incorporated by reference herein.

10.08
Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

10.09	Counterparts. This Agreement may be executed in any number of counterparts.

10.10	Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorneys fees and related expenses associated with this Agreement.

10.11
Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.12
Forum Selection.  Any action brought by either party pursuant io this Agreement shall be brought in the United States Federal District Court, for the city of Sausali to, CA, which shall have the sole and exclusive jurisdiction over the matter.

10.13	Power to Bind. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

10.14
Confidentiality.  The parties hereto agree that the terms of this Agreement and all documents constituting parts of this transaction shall be kept strictly confidential except to the extent necessary to protect the rights of the parties hereto or to satisfy the Company's obligations under the Securities Exchange Act of 1934 and the rules adopted by the Securities and Exchange Commission hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth Above

FOR THE COMPANY:

By:   /s/Mike Cookson                                  10-21-09
         Mike Cookson COO
         Network Cadence, Inc.

FOR CONSULTANT:

By:   /s/Devin Bosch                                      10-21-09
         Devin Bosch CEO
        Capital Group Communications, Inc.